                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

  Filed by the registrant /X/

  Filed by a party other than the registrant / /

  Check the appropriate box:

  / / Preliminary proxy statement           / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

  /X/ Definitive proxy statement

  / / Definitive additional materials

  / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               DETREX CORPORATION
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                (Name of Registrant as Specified in Its Charter)

                               DETREX CORPORATION
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

  /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.

  / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

  / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

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  (2) Aggregate number of securities to which transaction applies:

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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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  (4) Proposed maximum aggregate value of transaction:

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  (5) Total fee paid:

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  / / Fee paid previously with preliminary materials.

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  / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

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  (2) Form, schedule or registration statement no.:

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  (3) Filing party:

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  (4) Date filed:

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

                               DETREX CORPORATION
                           24901 NORTHWESTERN HIGHWAY
                                   SUITE 500
                           SOUTHFIELD, MICHIGAN 48075

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 27, 1995

     PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of DETREX CORPORATION will be held on Thursday, the 27th day of April, 1995 at 11:00 o'clock, Local Time, in the forenoon, at the Radisson Plaza Hotel, 1500 Town Center, Southfield, Michigan, for the purposes of considering and acting upon the following:

     (1) The election of two directors;

     (2) The transaction of such other business as may properly come before the meeting and any adjournments or postponement thereof.

     The Board of Directors knows of no other business which will be presented to the shareholders at this meeting.

     The Board of Directors has fixed February 24, 1995 as the record date for the determination of the shareholders entitled to receive notice of and to vote at the Annual Meeting of Shareholders and any adjournments or postponements thereof.

     It is important that proxies be returned promptly. Therefore, shareholders who do not expect to attend in person are requested to vote, sign, date and return the enclosed proxy, which is solicited by the Board of Directors, in the enclosed prepaid envelope.

                                          By Order of the Board of Directors

                                          ROBERT M. CURRIE
                                          Secretary

Dated: March 21, 1995

                               DETREX CORPORATION
                           24901 NORTHWESTERN HIGHWAY
                                   SUITE 500
                           SOUTHFIELD, MICHIGAN 48075

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

     The Board of Directors of DETREX CORPORATION (the "Corporation" or "Detrex") requests all shareholders who do not expect to be present at the Annual Meeting to be held April 27, 1995 (the "Annual Meeting"), and who wish their stock to be voted upon the business to be transacted thereat to vote, sign, date and return the enclosed form of proxy. At any time before it is voted, each proxy granted may be revoked by the shareholder by a later dated proxy, by written revocation addressed to the Secretary of the Company at the address listed below, or by voting by ballot at the Annual Meeting. The cost of solicitation is being borne by the Corporation. This solicitation is made by and on behalf of the Board of Directors of the Corporation. Proxies received by the Board of Directors from shareholders will be voted at the meeting. It is anticipated that this Proxy Statement and the enclosed Proxy will be mailed to the shareholders of the Corporation on or about March 21, 1995. The Corporation's principal offices are located at 24901 Northwestern Highway, Suite 500, Southfield, Michigan 48075.

     Only stockholders of record at the close of business on February 24, 1995 are entitled to vote at the Annual Meeting. As of that date, there were 1,583,414 shares of common stock, $2 par value per share ("Common Stock") outstanding and entitled to vote. They were the only outstanding shares of the Corporation. Every holder of outstanding shares of Common Stock entitled to be voted at the Annual Meeting is entitled to one vote for each share held.

     Presence in person or by proxy of holders of a majority of the shares of Common Stock will constitute a quorum at the Annual Meeting. Assuming a quorum is present, directors are elected by the plurality vote of all votes cast. In accordance with applicable law, abstentions and broker non-votes will not have the effect of votes in opposition to a director.

                      RESPECTING THE ELECTION OF DIRECTORS

     The Articles of Incorporation of the Corporation provide for the classification of Directors into three classes of membership as nearly equal in number as possible, with three-year terms expiring on successive annual meeting dates. The Corporation's By-Laws currently provide that the Board of Directors shall consist of not less than seven nor more than twelve persons as shall be fixed from time to time by the Board. The number of Directors is now fixed at seven.

     The present terms of the two Directors of the Third Class, Bruce W. Cox and John D. Withrow, expire at the Annual Meeting.

     At this Annual Meeting, two directors, designated as Directors of the Third Class, will be elected to serve for a term of three years and until their successors have been elected and qualify. It is the intention of the persons named in the accompanying form of proxy to vote such proxies for the nominees named below. The Board of Directors has no reason to believe that any nominee will be unable to serve. In the event that any nominee should not be available, the persons named in the proxy will vote for the election of such substitute nominee as may be selected by the Board of Directors of the Corporation.

                   NOMINEES For Directors of the Third Class:

                                  Bruce W. Cox
                                John D. Withrow

     Both of the nominees previously have been elected by the shareholders.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 6, 1995, the amount of the Company's common stock beneficially owned by each of its Directors and nominees for Director, each Executive Officer named in the Summary Compensation Table, and all Directors, nominees for Director and Executive Officers as a group:

                                                                   TOTAL SHARES              PERCENT OF
                            NAME                               BENEFICIALLY OWNED(1)           CLASS
------------------------------------------------------------   ---------------------         ----------
John D. Withrow.............................................            4,000(2)                *
Bruce W. Cox................................................           64,290(2)                 3.9%
John F. Mangold.............................................            4,500(2)                *
Joseph L. Wenzler...........................................           15,000(2)                *
Robert A. Emmett III........................................           42,642(2)(3)(4)           2.6%
Benjamin W. McCleary........................................            4,500(2)                *
Arbie R. Thalacker..........................................           31,500(2)(3)              1.9%
Gerald J. Israel............................................            4,000(2)                *
Robert M. Currie............................................            1,000(2)                *
All Executive Officers, Directors and Nominees
  for Director as a Group...................................          171,432(2)                10.5%

-------------------------
* Less than 1%

(1) Ownership is direct with sole voting power and sole investment power unless otherwise indicated by footnote.

(2) Totals include shares underlying options exercisable within 60 days of March 6, 1995, as follows: Messrs. Emmett, McCleary, Thalacker, Mangold, Withrow and Cox, 4,000 shares each; Mr. Wenzler, 15,000 shares; Mr. Israel, 4,000 shares; and Mr. Currie, 1,000 shares.

(3) Mr. Arbie R. Thalacker and Mr. Robert A. Emmett, III are first cousins.

(4) Included in the shares reported for Mr. Emmett are 1,000 shares of Common Stock owned jointly with his wife, 11,189 shares of Common Stock owned by his wife, 100 shares of Common Stock owned by his minor son, and 11,864 shares of Common Stock held by Mr. Emmett as trustee.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

     The following information is furnished with respect to each person nominated for election as a director and each other person whose term of office as a director will continue after the Annual Meeting:

                               DIRECTOR
         NAME            AGE    SINCE             PRINCIPAL OCCUPATION DURING LAST 5 YEARS
-----------------------  ---   --------   --------------------------------------------------------
NOMINEES FOR DIRECTOR OF THE THIRD CLASS
  WHOSE TERMS OF OFFICE WILL EXPIRE IN 1995
JOHN D. WITHROW........  62      1993     Consultant to Lectron Products since December, 1994 and
                                          President of Lectron Products from August, 1989 to
                                          December, 1994.
BRUCE W. COX...........  66      1968     President of B.W. Cox Company, manufacturers
                                          representative, N. Canton, Ohio.

DIRECTORS OF THE SECOND CLASS
  WHOSE TERMS OF OFFICE WILL EXPIRE IN 1997
ROBERT A. EMMETT,
  III..................  51      1984     Partner, Reed Smith Shaw & McClay, attorneys,
                                          Washington, D.C.
BENJAMIN W. MCCLEARY...  50      1990     Partner, McFarland Dewey & Co., investment bankers, New
                                          York, New York.
ARBIE R. THALACKER.....  59      1980     Partner, Shearman & Sterling, attorneys, New York, New
                                          York.

DIRECTORS OF THE FIRST CLASS
  WHOSE TERMS OF OFFICE WILL EXPIRE IN 1996
JOHN F. MANGOLD........  68      1993     Independent Consultant; President and Chief Executive
                                          Officer of the Corporation from September 1992 to
                                          January 1993; from July 1990 to January 1991 Mr. Mangold
                                          was the Vice President/Utility Steam Generators of ABB
                                          Combustion Engineering; from March 1990 to June 1990 and
                                          June 1991 to September 1991 Mr. Mangold served as a
                                          consultant to ABB Combustion Engineering; prior to that
                                          time, Mr. Mangold was the President of Resource Recovery
                                          Systems, division of Combustion Engineering, Inc.
JOSEPH L. WENZLER......  54      1993     President and Chief Executive Officer of the
                                          Corporation; President and Chief Executive Officer of
                                          Heartland Industries, 1990 to 1992; prior to that time
                                          Mr. Wenzler was the President and Chief Executive
                                          Officer of Akzo Coatings, Inc.

     Mr. Wenzler filed for bankruptcy under the Federal bankruptcy laws in April 1993 and was granted a discharge in October 1993. Mr. Wenzler sought protection under the bankruptcy laws as a result of his having guaranteed the indebtedness of two small manufacturing companies which operated during the period 1983 to 1989. Mr. Wenzler was not active in the day-to-day management of either company and was otherwise employed as the President and CEO of unrelated companies.

     The information as to securities owned, business interests and other events and transactions of the directors and nominees, insofar as it was not within the knowledge of the Corporation, has been furnished by such persons.

CERTAIN BUSINESS RELATIONSHIPS

     Mr. Arbie R. Thalacker, Chairman of the Board of the Corporation, is a member of the firm of Shearman & Sterling, attorneys, New York, New York. Shearman & Sterling rendered legal services to the

Corporation during 1994 and it is anticipated that the firm will render legal services to the Corporation during 1995.

     Mr. Robert A. Emmett, III, a director of the Corporation, is a member of the firm of Reed Smith Shaw & McClay, attorneys, Washington, D.C. Reed Smith Shaw & McClay rendered legal services to the Corporation during 1994 and it is anticipated that the firm will render legal services to the Corporation during 1995.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Corporation has an Audit Committee of non-employee directors, the members of which in 1994 were John F. Mangold, John
D. Withrow and Arbie R. Thalacker. Mr. Mangold served as Chairman of the Audit Committee. The Audit Committee held three meetings during the last fiscal year. The Audit Committee, as representative of the Board of Directors, meets with the independent auditors of the Corporation to review the manner of the auditing of the Corporation's accounts. The Committee reviews with the auditors the methods of accounting, the internal accounting controls and procedures and the reports submitted by the auditors. The Audit Committee reviews the audit scope and the estimated amount of the audit fee. The Audit Committee also recommends to the Board of Directors the selection of the Corporation's independent public accountants.

     The Board of Directors also has a Compensation Committee of non-employee directors, the members of which in 1994 were Benjamin W. McCleary, Chairman, Arbie R. Thalacker, and Robert A. Emmett, III. The Compensation Committee held two meetings during the last fiscal year. The Compensation Committee's functions are to review and recommend to the Board of Directors the salaries and other compensation of all officers of the Corporation.

     The Board of Directors does not have a Nominating Committee.

     During the fiscal year ended December 31, 1994, the Board of Directors held twelve meetings. Each incumbent director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by all committees of the Board on which he served.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS OF THE THIRD CLASS.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors (the "Committee") consisted in 1994 of three members of the Board, none of whom are present officers or employees of the Corporation, or former officers of the Corporation. The Committee is responsible for reviewing and making recommendations to the Board with respect to compensation paid to all officers of the Corporation (the "Officers"). In addition, the Committee has been charged with the responsibility of administering and granting options under the 1993 Stock Option Plan and 1994 Stock-Based Cash Incentive Plan.

     The Committee did not grant during 1994 any additional stock options under the 1993 Stock Option Plan or any additional units under the 1994 Stock-Based Cash Incentive Plan.

     The Committee reviewed in September 1994 a report prepared by the Corporation's outside compensation consultant (the "Consultant's Report"). The Consultant's Report reviewed the compensation and benefit plans for the Corporation's senior employees, including the Officers. The Consultant's Report compared the Corporation's compensation levels (including benefits) with similar sized companies in the chemical industry and other companies in the Detroit area. The Consultant's Report recommended that the Corporation institute formal short and long term incentive programs. The Committee after much discussion and review recommended to the Board that any action on such plans be deferred until such time as the Corporation returned to an acceptable level of profitability. In accordance with the Corporation's Performance Review and Salary Administration program, Management recommended that certain Officers' and other senior employees' base salary levels be adjusted upwards by 4 to 6% based on the most recent performance review. The Committee recommended that the Board approve management's recommendation for 1994, but that salary levels be held constant during 1995. The Board approved the Committee's recommendations.

     The Corporation's income in 1994, excluding the $8.5 million addition to the Environmental Reserve, was approximately break-even. While this level of performance did not warrant incentive compensation on a corporate wide basis, the Committee and management felt that the employees of divisions or subsidiaries which reported profitable operations in 1994 that were substantially above their 1994 plan should receive some recognition. Consequently, the payment of $18,993 in cash bonuses to 40 employees of PIFCO and Seibert-Oxidermo was recommended to and approved by the Board. In addition, as indicated on the Summary Compensation Table, Mr. Porter received a $10,000 bonus in accordance with his employment agreement.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Joseph L. Wenzler has served as President and Chief Executive Officer of the Corporation since January 15, 1993. Under the terms of his employment agreement (described under "Employment and Other Agreements"), Mr. Wenzler is receiving a base salary of $205,000 per year. The Committee reviewed Mr. Wenzler's performance for 1994. Areas of review included the financial performance of the Corporation, the strategic direction of the Corporation and his overall leadership of the Corporation. Based on this review and in light of the Corporation's financial performance during 1994, the Committee recommended to the Board that there be no change in his base compensation and that he receive no incentive compensation (cash or stock-based) for 1994.

                         BENJAMIN W. MCCLEARY, CHAIRMAN
                             ROBERT A. EMMETT, III
                               ARBIE R. THALACKER

                     MEMBERS OF THE COMPENSATION COMMITTEE

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Arbie R. Thalacker is a member of the law firm of Shearman & Sterling, New York, New York which rendered legal services to the Corporation during 1994 as described under "Certain Business Relationships". Robert A. Emmett, III is a member of the firm of Reed Smith Shaw & McClay, attorneys, Washington, D.C. which rendered legal services to the Corporation during 1994 as described under "Certain Business Relationships".

                             EXECUTIVE COMPENSATION
                             AND OTHER TRANSACTIONS

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the total compensation earned in each of the last three years by the Corporation's Chief Executive Officer and the other most highly compensated executive officers who earned more than $100,000 in total annual salary and bonus.

                                                                               LONG TERM COMPENSATION
                                                                   ----------------------------------------------
                                                                                                   PAYOUTS
                                                                                             --------------------
                                                                           AWARDS              LONG
                                    ANNUAL COMPENSATION            ----------------------      TERM
                            -----------------------------------    RESTRICTED                INCENTIVE
   NAME AND PRINCIPAL               SALARY     BONUS     OTHER        STOCK       OPTIONS      PLAN         ALL
        POSITION            YEAR      ($)       ($)       ($)          ($)          (#)         ($)        OTHER
-------------------------   ----    -------    ------    ------    -----------    -------    ---------    -------
J. L. Wenzler............   1994    205,000
  President and CEO         1993    197,904     7,000    36,695(1)                 75,000
                            1992
G. J. Israel.............   1994    129,615
  Vice President,           1993    102,885     4,500                              10,000            (2)
     Treasurer
  and CFO                   1992
D. R. Crandell...........   1994    107,387
  Vice President,           1993     97,923     2,400                                                (2)
  Commercial Development    1992     76,310
R. M. Currie.............   1994    125,000                                                          (2)
  General Counsel and       1993     54,446(3)    600                               5,000
  Secretary                 1992
A. E. Porter.............   1994    102,652    10,000                                                (2)
  Vice President,           1993     64,246     5,000
  Operations                1992

-------------------------
(1) Mr. Wenzler's "Other Compensation" in 1993 reflects moving and relocation expenses of $10,695 and a brokerage fee on the sale of his home of $26,000, which was paid pursuant to his employment agreement with the Corporation.

(2) On December 20, 1993 Mr. Israel, Mr. Crandell, Mr. Currie and Mr. Porter were each awarded 4,000 Share Units under the Corporation's 1994 Stock-Based Cash Incentive Plan. The fair market value of the Common Stock of the Corporation at December 31, 1994 did not exceed the initial value of the Share Units.

(3) Mr. Currie was hired by the Corporation effective July 16, 1993. Mr. Currie was named Secretary of the Corporation in 1994.

(4) Mr. Porter was hired by the Corporation effective March, 1993.

     The Corporation has a defined benefit Retirement Plan which is qualified under the Internal Revenue Code. The participants are all salaried and all non-union employees of the Corporation. Benefits are, in general, based upon annual salary and length of service. The amount of the Corporation's annual contribution to the Retirement Plan is determined for the total of all participants covered by such Retirement Plan, and the amount of payment in respect of a specified person is not and cannot readily be separated or individually calculated by the regular actuaries for the Retirement Plan. Of the current annual compensation reported in the Summary Compensation Table above for all participants, approximately 95% is covered by the Retirement Plan. The table below illustrates the amount of annual pension benefits payable to a person in specified average annual compensation and years of service classifications, assuming retirement in 1994. The Retirement Plan is integrated with Social Security benefits and the amounts payable upon retirement shown in the table are net of Social Security benefits offsets.

            BENEFIT EXAMPLES -- ANNUAL BENEFIT AT AGE 65 IN 1995(1)

                                                                           YEARS OF SERVICE
                      AVERAGE ANNUAL                         --------------------------------------------
                     COMPENSATION(2)                         10 YEARS    20 YEARS    30 YEARS    40 YEARS
----------------------------------------------------------   --------    --------    --------    --------
   $ 75,000...............................................     9,092      18,183      27,275      37,805
   $100,000...............................................    12,842      25,683      38,525      52,805
   $125,000...............................................    16,592      33,183      49,775      67,805
   $150,000...............................................    20,342      40,683      61,025      82,805
   $175,000...............................................    20,342      40,683      61,025      82,805
   $200,000...............................................    20,342      40,683      61,025      82,805
   $225,000...............................................    20,342      40,683      61,025      82,805
   $250,000...............................................    20,342      40,683      61,025      82,805

-------------------------
(1) Based on the Social Security Law as in effect on January 1, 1995 and the Retirement Plan formula in effect on January 1, 1995.

(2) 1995 Internal Revenue Code Section 415 limit is $120,000. Compensation in excess of $150,000 is not recognized.

     The years of credited service and average annual compensation covered by the Retirement Plan for the individuals named in the Summary Compensation Table were respectively as follows: J.L. Wenzler 2 years and $201,452; G.J. Israel 2 years and $116,250; D.R. Crandell 3 years and $93,873; R.M. Currie 2 years and $89,732; A.E. Porter 2 years and $85,936.

EMPLOYMENT AND OTHER AGREEMENTS

     On June 23, 1993 the Corporation entered into an employment agreement with Robert M. Currie, General Counsel of the Corporation, effective July 16, 1993. Mr. Currie was named Secretary of the Corporation in 1994. The employment agreement has a three year term and will automatically be extended for additional one year periods unless earlier terminated. The agreement provides for a base salary at the initial rate of $125,000 per year and Mr. Currie will be afforded the opportunity to earn an annual bonus. The agreement also provides for medical benefits, life insurance, and full vesting in the Corporation's pension plan after five full years of employment. Under the agreement Mr. Currie also received options to purchase 5,000 shares of Detrex Corporation common stock at an exercise price of $9.50 per share. The options are exercisable in five equal annual installments commencing on the effective date of Mr. Currie's employment with the Corporation. In the event of a change in control of the Corporation (as defined in the 1993 Stock Option Plan), the options will become exercisable with respect to all 5,000 shares of Common Stock. Unexercised options expire July 15, 2003 unless Mr. Currie's full time employment with the Corporation (as defined in the 1993 Stock Option Plan) is earlier terminated. The employment agreement further provides for payment of 18 months of severance pay to Mr. Currie in the event the Corporation terminates his employment for any reason other than "cause", as defined in the agreement.

     On March 23, 1993 the Corporation entered into an employment agreement with Anthony E. Porter, Division General Manager. Mr. Porter was named Vice President, Operations in 1994. The agreement provides for a base salary at an initial rate of $96,000 per year and provides that Mr. Porter will be afforded an opportunity to earn an annual bonus. The agreement further provides for a $5,000 signing bonus and a minimum bonus for 1993 performance of $10,000 to be paid in 1994. The employment agreement also provides for medical benefits, life insurance and full vesting in the Corporation's pension plan after five full years of employment. The agreement also provides for the payment of three months of severance pay if the Corporation terminates Mr. Porter's employment in the first year of service, to be increased by one month per each year of service thereafter to a maximum of twelve months.

     On February 22, 1993 the Corporation entered into an employment with Gerald
J. Israel, Chief Financial Officer and Vice President, Finance. Mr. Israel was also elected Treasurer in 1994. The employment agreement provides for a base salary at an initial rate of $125,000 and provides that Mr. Israel will be afforded the opportunity to earn an annual bonus. The agreement provides for medical benefits, life insurance, and full vesting in the Corporation's pension plan after five full years of employment. Under the agreement, Mr. Israel also received options to purchase 10,000 shares of Detrex Corporation common stock at an exercise price of $9.00 per share. The options are exercisable in five equal annual installments commencing on the effective date of Mr. Israel's employment with the Corporation. In the event of a change in control of the Corporation (as defined in the 1993 Stock Option
Plan), the options will become exercisable with respect to all 10,000 shares of Common Stock. Unexercised options expire February 23, 2003, unless Mr. Israel's full time employment is earlier terminated (as defined in the 1993 Stock Option
Plan). The employment agreement further provides for payment of three months of severance pay if the Corporation terminates Mr. Israel's employment in the first year of service, to be increased by one month per each year of service thereafter to a maximum of twelve months.

     In mid-January, 1993 the Corporation entered into an employment agreement with Mr. Wenzler, President and Chief Executive Officer of the Corporation, effective as of January 1, 1993. The agreement has a five year term and will automatically be extended for additional one year periods unless earlier terminated. The Corporation also entered into a stock option agreement with Mr. Wenzler.

     The employment agreement provides for a base salary at the initial rate of $205,000 per year. Under the agreement Mr. Wenzler will be afforded an opportunity to earn an annual bonus in the range of 10%-15% of his annual rate of salary if applicable performance targets are achieved. Under the employment and stock option agreements Mr. Wenzler is also entitled to options to purchase 75,000 shares of Common Stock at an exercise price of $9.00 per share. With respect to 37,500 shares, the options are exercisable in five equal annual installments, commencing January 15, 1994. With respect to the remaining 37,500 shares, the options will become exercisable in three installments: one-third upon the Corporation achieving annual earnings per share of $2.00, one-third upon achieving annual earnings per share of $3.00, and one-third upon achieving annual earnings per share of $4.00. No more than one-third of the options for these shares can become exercisable in any fiscal year. In the event of a change in control of the Corporation (as defined in the agreement), the options will become exercisable with respect to all 75,000 shares of Common Stock, subject to certain limitations. Unexercised options expire January 15, 2003 unless Mr. Wenzler's full time employment with the Corporation (as defined in the agreement) is earlier terminated. If the termination is for Cause (as defined in the agreement), all unexercised options shall expire immediately. If termination is due to Retirement or Disability (as such terms are defined in the employment agreement) or death, the vested portion of the options shall be exercisable for one year after the date of termination. If termination is due to any other reason, the vested portion of the options shall be exercisable for ninety days after the date of termination. The Compensation Committee of the Corporation may extend the post-termination exercise period.

     The employment agreement also provides for reimbursement to Mr. Wenzler of reasonable moving and relocation expenses, which were paid in 1993 and totalled $36,695. The employment agreement further provides for supplemental pension benefits in an amount equal to five years of additional Credited Service under the Corporation's Retirement Plan at such time as Mr. Wenzler becomes entitled to a non-forfeitable pension benefit under the Retirement Plan (generally after five years of continuous employment by the Corporation). If Mr. Wenzler's employment is terminated otherwise than for Disability or Cause (as such terms are defined in the employment agreement) or Mr. Wenzler resigns for Good Reason (as defined in the employment agreement) prior to the third anniversary of the effective date of the agreement, Mr. Wenzler will become entitled to a severance allowance equal to two years of base salary payable at the times and in the manner provided in the agreement. If such resignation occurs on or after the third anniversary of the effective date of the agreement, Mr. Wenzler will be entitled to one year of base salary.

                      1994 STOCK-BASED CASH INCENTIVE PLAN

     On December 15, 1993 the Board of Directors adopted the 1994 Stock-Based Cash Incentive Plan of Detrex Corporation. The Plan provides for grants of Share Units, the value of which is determined by reference to the increase, over a Performance Cycle beginning January 1, 1994 and ending March 31, 1997, in the fair market value of the Common Stock of the Corporation. Subject to certain limits set forth in the Plan, the value of Share Units will be paid in cash to participants following the end of the Performance Cycle. The initial value of the Share Units under the Plan is $12.75 per unit for senior executives designated as such in the Plan, and $11.75 per unit for all other participants.

     The Plan is administered, and share units are granted under the Plan, by the Compensation Committee. The Chief Executive Officer is not eligible for grants of share units under the Plan.

     In December, 1993 the Compensation Committee authorized the award of 58,950 Share Units to 87 officers and other key employees of the Corporation, out of a maximum of 60,000 Share Units available under the Plan. Of these, 55,000 Share Units were awarded to 83 employees of the Corporation. As of March 1, 1995, 65 of these employees were still employed with the Corporation and held 48,500 Share Units.

     A participant who ceases to be employed by the Corporation prior to the end of the Performance Cycle will forfeit all Share Units granted to such participant; provided, however, that if termination is due to death or disability of the participant, then the participant will receive an award based upon Appreciation Value of the Share Units calculated using the value of the Corporation's Common Stock as of the date of termination of employment unless, in the event of disability, the Committee decides to permit the participant to continue to hold the Share Units for a longer period as provided in the Plan. In the event of a Change in Control of the Corporation (as defined in the Plan) prior to the end of the Performance Cycle, each participant who is in the employ of the Corporation on or immediately prior to the date of such Change in Control will receive a payment with respect to his or her Share Units based upon the higher of the value of the Corporation's Common Stock at the time or the highest price paid per share in connection with the Change in Control. The rights of a participant with respect to Share Units may not be assigned or transferred, otherwise than by will or by the laws of descent and distribution. Neither the Plan nor any action taken thereunder may be construed as giving any employee any right to be retained in the employ of the Corporation.

DIRECTOR COMPENSATION

     A director of the Corporation who is not an employee of the Corporation or its subsidiaries is paid for his services as a director $675 per month plus $405 and reasonable expenses for each Board of Directors meeting attended, and $135 and reasonable expenses for each committee meeting attended. Mr. Thalacker received no additional compensation for serving as Chairman of the Board in 1994.

     A Stock Option Plan for Outside Directors was approved by the shareholders at the 1993 Annual Meeting. Under the Plan, options to purchase 1,000 shares (with an exercise price of $11.25) were granted on May 1, 1994 to John F. Mangold, Robert A. Emmett, III, Benjamin W. McCleary, Arbie R. Thalacker, Bruce
W. Cox, and John D. Withrow. The options are exercisable as of May 1, 1995. The options will terminate at the earlier of the tenth anniversary of the date of grant, the first anniversary of the Director's resignation, removal or termination as a member of the Board, and the date of the Director's removal from the Board for Cause (as defined in the Plan).

                               PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Common Stock of the Corporation for the last five fiscal years with the cumulative total return on the NASDAQ Index and the Chemicals-Specialty Index over the same period (assuming an investment of $100 in the Corporation's Common Stock, NASDAQ Index and the Chemicals-Specialty Index on December 31, 1989, and reinvestment of all dividends). The Common Stocks of the following companies are included in the Chemicals-Specialty Index: Air Products, Betz Laboratories, Cabot Corporation, Ethyl Corporation, Grace (WR) and Company, Great Lakes Chemical, Lubrizol Corporation, Morton International, Nalco Chemical, Praxair Inc., and Sigma Aldrich Corporation.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                   AMONG DETREX CORPORATION, THE NASDAQ STOCK
                        MARKET-US INDEX AND A PEER GROUP

      MEASUREMENT PERIOD                          CHEMICALS-
    (FISCAL YEAR COVERED)        DETREX CORP.      SPECIALTY     NASDAQ INDEX
1989                                       100             100             100
1990                                        70             105              85
1991                                        40             154             136
1992                                        43             169             159
1993                                        62             174             181
1994                                        55             164             177

* $100 invested on 12/31/89 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

     The following table shows aggregate option exercises in the last fiscal year and fiscal year-end option values for the Chief Executive Officer and the other named executive officers shown in the Summary Compensation Table. In 1994, no other executive officer of the Corporation who was such at the end of the year earned more than $100,000 in total 1994 annual salary and bonus and also received stock options.

                                                                         NUMBER OF
                                                                        SECURITIES          VALUE OF
                                                                        UNDERLYING        UNEXERCISED
                                                                        UNEXERCISED       IN-THE-MONEY
                                            SHARES                      OPTIONS AT         OPTIONS AT
                                          ACQUIRED ON      VALUE        YEAR-END(#)       YEAR-END($)
                                           EXERCISE       REALIZED     EXERCISABLE/       EXERCISABLE/
                  NAME                        (#)           ($)        UNEXERCISABLE     UNEXERCISABLE
----------------------------------------  -----------     --------     -------------     --------------
J.L. Wenzler............................       0              0         7,500/67,500     $9,375/$84,375
R.M. Currie.............................       0              0         1,000/ 4,000     $  750/$ 3,000
G.J. Israel.............................       0              0         2,000/ 8,000     $2,500/$10,000

                         RELATIONSHIP WITH INDEPENDENT
                               PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP, certified public accountants, have audited the accounts of the Corporation for over 36 years and have been selected by the Corporation to continue in that capacity during 1995. This selection was approved by the Audit Committee and by the Board of Directors.

     Deloitte & Touche LLP, plans to have a representative attend the Annual Meeting who will be available to respond to appropriate questions and who will have the opportunity to make a statement if the representative desires to do so.

                            SOLICITATION OF PROXIES

     The expenses in connection with the solicitation of the enclosed form of proxy, including clerical work, printing and postage, will be borne by the Corporation. In addition to the use of the mails, directors, officers, or employees of the Corporation or its subsidiaries may make solicitations in person or by telephone without special compensation. The Corporation has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies at an estimated cost of $1,500 plus reimbursement of reasonable expenses. The Corporation will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

                           PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders intended to be presented at the 1996 Annual Meeting must be received by the Secretary, Detrex Corporation, P.O. Box 5111, Southfield, Michigan 48086-5111 no later than November 21, 1995.

                           AS TO OTHER MATTERS WHICH
                          MAY COME BEFORE THE MEETING

     The Board of Directors does not intend to bring any other matters before the meeting and has not been informed of such an intention by any other person. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote said proxies in accordance with their judgment on such matters.

     It is important that the proxies be returned promptly. Therefore, shareholders are requested to execute and return the enclosed proxy to which no postage need be affixed if mailed in the United States.

                                          By Order of the Board of Directors

                                          ROBERT M. CURRIE
                                          Secretary

Dated: March 21, 1995

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE                                                                                           With-    For All
                                                                                                        For      hold     Except
UNLESS OTHERWISE SPECIFIED ABOVE, THE SHARES                            1.)  Election of Directors    /   /     /   /     /   /
REPRESENTED BY THIS PROXY SHALL BE VOTED FOR
ITEM 1. THIS PROXY WILL BE VOTED IN THE                                           Directors of the Third Class:
DISCRETION OF THE PROXIES NAMED ABOVE WITH                                            Bruce W. Cox     ____________
RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY                                       John D. Withrow  _____________
COME BEFORE THE MEETING AND ANY POSTPONEMENTS
OR ADJOURNMENTS THEREOF.


     RECORD DATE SHARES:                                               THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                                                                       VOTE FOR ITEM 1.

                                                                       Mark box at right if comments or address change      /   /
                                                                       have been noted on the reverse side of this card.

                                                                       PLEASE VOTE, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED
                                                                       ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE
                                                                       UNITED STATES.

                                                                       Note: Please sign exactly as name appears hereon.  If the
                                                                       stock is held in the name of two or more persons, each
                                              Date _________           should sign.  Executors, administrators, trustees,
 Please be sure to sign and date this Proxy.                           guardians, attorneys and corporate officers should add
                                                                       their titles.  If a corporation, sign in full corporate
                                                                       name by president or other authorized officer.  If a
________Shareholder sign here ______Co-owner sign here _____           partnership, sign in partnership name by authorized person.


                               REVOCABLE PROXY
                              DETREX CORPORATION
      24901 NORTHWESTERN HIGHWAY, SUITE 500, SOUTHFIELD, MICHIGAN  48075
                        ANNUAL MEETING APRIL 27, 1995
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints ROBERT A. EMMETT, III, BENJAMIN W. McCLEARY and JOHN F. MANGOLD, and each of them, with power of substitution to each, proxies of the undersigned, to vote at the Annual Meeting of Shareholders of Detrex Corporation (the "Corporation") to be held on the 27th day of April, 1995 and at any and all postponements or adjournments of said meeting, all of the shares of stock of the corporation which the undersigned may be entitled to vote with all the powers the undersigned would possess, if then and there personally present, and especially (but without limiting the general authority and power hereby given) to vote.

    The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

    This proxy may be revoked at any time prior to said meeting and the undersigned reserves the right to attend such meeting and vote said stock in person.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated March 21, 1995, the Proxy Statement furnished herewith and the Annual Report of the Corporation for 1994.

    Comments/Address Changes: _______________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________
                         (CONTINUED FROM OTHER SIDE)